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Exhibit 5.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-9 of our report dated February 26, 2003 relating to the consolidated financial statements of The Thomson Corporation (the "Corporation"), which appears in the Corporation's Annual Report on Form 40-F for the year ended December 31, 2002. We also consent to the incorporation by reference of our Comments by Auditors for United States of America Readers on Canada—United States of America Reporting Differences also dated February 26, 2003, which appears in such Form 40-F.

We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Toronto, Canada

September 30, 2003

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CONSENT OF INDEPENDENT ACCOUNTANTS